January ___, 2006

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC 20549

Re: China Media Networks International, Inc.

We have read the statements made by China Media Networks International, Inc. which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Current Report on Form 8-K dated January 18, 2006. We agree with the statements concerning our firm in such Form 8-K.

Sincerely,

Armando C. Ibarra, CPA APC